                            MAYER, BROWN, ROWE & MAW

                            190 SOUTH LA SALLE STREET

                          CHICAGO, ILLINOIS 60603-3441



                                                                  MAIN TELEPHONE
                                                                  (312) 782-0600
                                                                     MAIN FAX
                                                                  (312) 701-7711


                                                      May 9, 2003

To The Persons Listed on Schedule I Hereto

         Re: Agreement and Plan of Reorganization for the Exchange of Stock of the Morgan Stanley American Opportunities Fund for Substantially All of the Assets of the Morgan Stanley All Star Growth Fund, dated as of April 24, 2003 (the "Reorganization Agreement")

Ladies and Gentlemen:

         We have acted as counsel to the Morgan Stanley All Star Growth Fund ("All Star Growth") and the Morgan Stanley American Opportunities Fund ("American Opportunities") in connection with the proposed transfer of substantially all of the assets of All Star Growth to American Opportunities and certain other transactions related thereto pursuant to and in accordance with the terms of the Reorganization Agreement (the "Reorganization"). You have requested that we provide an opinion regarding the treatment of the Reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of the tax disclosures in the proxy statement and prospectus (the "Proxy Statement/Prospectus") on Exhibit 12 of Part C of the Form N-14 Registration Statement.

         In connection with rendering these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Reorganization Agreement, (ii) the Registration Statement on Form N-14 for the Reorganization, and the Proxy Statement/Prospectus and other documents, exhibits, attachments and schedules contained therein, (iii) written representations of Morgan Stanley Investment Advisors Inc. (the "Advisor") concerning certain facts underlying and relating to the Reorganization set forth in a letter dated May 9, 2003, and (iv) such other documents and materials as we have deemed necessary or appropriate for purposes of the opinions set forth below. Capitalized terms used herein without definition have the meanings ascribed to them in the Reorganization Agreement.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have not made an independent investigation of the facts set forth either in the Registration Statement, the Reorganization Agreement or such other documents that we have examined. We have consequently assumed in

    Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles
              Manchester New York Palo Alto Paris Washington, D.C.
Independent Mexico City Correspondent: Jauregui, Navarrette, Nader y Rojas, S.C.

Mayer, Brown Rowe & Maw is a U.S. General Partnership. We operate in combination with our associated English partnership in the offices listed above.

MAYER, BROWN, ROWE & MAW

May 9, 2003
Page 2

rendering these opinions that the information presented in such documents or otherwise furnished to us accurately and completely describes in all material respects all facts relevant to the Reorganization.

         We have also assumed for purposes of rendering our opinions (i) the accuracy of, and material compliance with, the representations of the Advisor set forth in the letter referred to above, (ii) the accuracy of, and material compliance with, the representations, warranties, covenants and agreements of All Star Growth and American Opportunities made in the Reorganization Agreement, and (iii) that there are no agreements or understandings other than those of which we have been informed that would affect our conclusions set forth below.

         The opinions set forth below are based on the Code, the legislative history with respect thereto, rules and regulations promulgated thereunder, and published rulings, court decisions and administrative authorities issued with respect to all of the foregoing, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be asserted by the Internal Revenue Service.

         Any change occurring after the date hereof in, or a variation from, any of the foregoing factual or legal bases for our opinions could affect the conclusions set forth below.

         In addition, the opinions expressed herein are given as of the date hereof and we express no obligation to advise you of any changes in the law or events that may hereafter come to our attention that could affect our opinions set forth below.

         Based on the foregoing, we are of the opinion that, for Federal income tax purposes:

         1. The summaries of U.S. Federal income tax consequences set forth in the Proxy Statement/Prospectus under the headings "Synopsis - Tax Consequences of the Reorganization," "The Reorganization - The Board's Consideration" and "The Reorganization - Tax Aspects of the Reorganization" are accurate in all material respects as to matters of law and legal conclusions.

         2. The transfer of All Star Growth's assets in exchange for American Opportunities Shares and the assumption by American Opportunities of certain stated liabilities of All Star Growth followed by the distribution by All Star Growth of American Opportunities Shares to the All Star Growth Shareholders in exchange for their All Star Growth shares pursuant to and in accordance with the terms of the Reorganization Agreement will constitute a "reorganization" within the meaning of section 368(a)(1)(C) of the Code, and All Star Growth and American Opportunities will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

MAYER, BROWN, ROWE & MAW

May 9, 2003
Page 3

         3. No gain or loss will be recognized by American Opportunities upon the receipt of the assets of All Star Growth solely in exchange for American Opportunities Shares and the assumption by American Opportunities of the stated liabilities of All Star Growth.

         4. No gain or loss will be recognized by All Star Growth upon the transfer of the assets of All Star Growth to American Opportunities in exchange for American Opportunities Shares and the assumption by American Opportunities of the stated liabilities of All Star Growth or upon the distribution of American Opportunities Shares to the All Star Growth Shareholders in exchange for their All Star Growth shares.

         5. No gain or loss will be recognized by the All Star Growth Shareholders upon the exchange of the All Star Growth shares for American Opportunities Shares.

         6. The aggregate tax basis for the American Opportunities Shares received by each All Star Growth Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the All Star Growth shares held by each such All Star Growth Shareholder immediately prior to the Reorganization.

         7. The holding period of the American Opportunities Shares to be received by each All Star Growth Shareholder will include the period during which the All Star Growth shares surrendered in exchange therefor were held (provided such All Star Growth shares are held as capital assets on the date of the Reorganization).

         8. The tax basis of the assets of All Star Growth acquired by American Opportunities will be the same as the tax basis of such assets to All Star Growth immediately prior to the Reorganization.

         9. The holding period of the assets of All Star Growth in the hands of American Opportunities will include the period during which those assets were held by All Star Growth.

         These opinions are being provided to you solely in connection with the filing of the Registration Statement for the Reorganization. This opinion may not be relied upon by you for any other purposes or relief upon by or furnished to any other person without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to all references to this firm under the headings "Synopsis - Tax Consequences of the Reorganization" and "The Reorganization - Tax Aspects of the Reorganization" in the Proxy Statement/Prospectus.

                                                     Sincerely,

MAYER, BROWN, ROWE & MAW

May 9, 2003
Page 4

                                                  /S/  MAYER, BROWN, ROWE & MAW

MAYER, BROWN, ROWE & MAW

May 9, 2003
Page 5

                                   Schedule I

Morgan Stanley American Opportunities Fund
1221 Avenue of the Americas
New York, New York  10020

Morgan Stanley All Star Growth Fund
1221 Avenue of the Americas
New York, New York  10020